Exhibit 99.1

NEWS RELEASE	FOR IMMEDIATE RELEASE
(2005-08)	CONTACT:	Mark G. Meikle
William M. Watson, Jr.
(504) 342-1831

ROANOKE ELECTRIC STEEL CORPORATION

REPORTS RECORD THIRD QUARTER SALES

ROANOKE, Virginia, September 7, 2005 — Roanoke Electric Steel Corporation (Nasdaq: RESC) today reported net earnings of $7,311,280 for the third quarter ended July 31, 2005, compared to net earnings of $7,757,545 for the same period last year. Basic earnings per share for the quarter were $.66 ($.65 diluted), compared to $.71 ($.70 diluted) in the third quarter of 2004. Sales for the quarter were a record $136,398,926, up 8.9% from sales of $125,262,181 for the same period last year.

For the nine months ended July 31, 2005, the Company reported net earnings of $23,079,335, compared to net earnings of $14,513,277 for the same period last year. Basic earnings per share were $2.08 ($2.05 diluted), compared to $1.33 ($1.32 diluted) last year. Sales for the nine months of 2005 were $405,577,363, up 24.2% from sales of $326,448,737 for the same period last year.

Donald G. Smith, Chairman and CEO, and T. Joe Crawford, President and COO, stated:

“Earnings for the third quarter of fiscal 2005 were slightly lower than the same period last year, primarily due to compression in gross margins. Margins were affected by lower production levels for most of the company’s operating facilities as well as a change in sales mix. The Company reduced operating levels for the current period, compared to last year, due to a decline in demand for some of its products. Many of the Company’s customers experienced an inventory overhang during the quarter and utilized a more guarded buying pattern. The Company also experienced a significant increase in the demand for semi-finished products. While this increase improved total sales revenue for the quarter, margins on these products are lower than margins on the Company’s finished products.

Recently, prices for certain products within the steel industry have increased due to an increase in the cost of scrap metal, our principal raw material. The Company’s selling prices for those products have increased as we have followed the industry in adjusting prices to reflect the higher raw material cost.

In addition, we have recently experienced an improvement in business activity, which will contribute to continued good results in the 4th quarter. For fiscal 2005, we are positioned to achieve record sales revenue and to report one of the highest annual earnings in the history of our Company.”

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NEWS RELEASE (cont’d)

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	(Unaudited) Three Months Ended July 31,		(Unaudited) Nine Months Ended July 31,
	2005	2004	2005	2004
SALES	$136,398,926	$125,262,181	$405,577,363	$326,448,737

COSTS
Cost of sales	115,033,325	99,822,282	333,163,800	273,368,830
Profit sharing	2,245,714	3,319,828	7,196,819	6,352,920

Total	117,279,039	103,142,110	340,360,619	279,721,750

GROSS EARNINGS	19,119,887	22,120,071	65,216,744	46,726,987

OTHER OPERATING EXPENSES (INCOME)
Administrative	6,652,325	7,725,940	22,278,915	21,435,609
Interest expense	895,802	815,257	2,689,072	2,747,865
Profit sharing	482,182	778,724	1,667,727	1,490,191
Interest income	(40,538)	(44,163)	(87,782)	(176,873)
Antitrust litigation settlement	—	—	—	(3,061,820)

Total	7,989,771	9,275,758	26,547,932	22,434,972

EARNINGS FROM CONTINUING OPERATIONS BEFORE INCOME TAXES	11,130,116	12,844,313	38,668,812	24,292,015

INCOME TAX EXPENSE	3,818,836	5,135,762	14,663,516	9,708,994

EARNINGS FROM CONTINUING OPERATIONS	7,311,280	7,708,551	24,005,296	14,583,021

DISCONTINUED OPERATIONS:
EARNINGS (LOSS) FROM OPERATIONS OF DISCONTINUED OPERATIONS (INCLUDING LOSS ON SALE AND LIQUIDATION)	—	81,657	(1,518,263)	(116,239)
INCOME TAX EXPENSE (BENEFIT)	—	32,663	(592,302)	(46,495)

EARNINGS (LOSS) ON DISCONTINUED OPERATIONS	—	48,994	(925,961)	(69,744)

NET EARNINGS	$7,311,280	$7,757,545	$23,079,335	$14,513,277

Earnings (loss) per share of common stock:
Earnings from continuing operations:
Basic	$0.66	$0.70	$2.16	$1.33
Diluted	$0.65	$0.70	$2.14	$1.32

Earnings (loss) on discontinued operations:
Basic	—	0.00	(0.08)	(0.01)
Diluted	—	0.00	(0.08)	(0.01)

Net earnings per share of common stock:
Basic	$0.66	$0.71	$2.08	$1.33
Diluted	$0.65	$0.70	$2.05	$1.32

Cash dividends per share of common stock	$0.11	$0.10	$0.33	$0.25

Weighted average number of common shares outstanding :
Basic	11,145,813	10,958,009	11,109,218	10,943,266

Diluted	11,253,028	11,045,557	11,238,401	11,014,517

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This release contains various forward-looking statements which represent the Company’s expectations or beliefs concerning future events. In accordance with the safe harbor provisions of the securities laws regarding such statements, the Company notes that a variety of factors, including economic and industry conditions, availability and prices of utilities, supplies and raw materials, prices of steel products, foreign and domestic competition, trade policies affecting imports and exports, governmental regulations, interest rates, inflation, labor relations, environmental concerns and compliance issues and other matters, could cause actual results and experience to differ materially from those expressed in the forward-looking statements.

Roanoke Electric Steel Corporation has steel manufacturing facilities in Roanoke, Virginia and Huntington, West Virginia, producing angles, rounds, flats, channels, beams, special sections and billets, which are sold to steel service centers, fabricators, original equipment manufacturers and other steel producers. Four subsidiaries are involved in various steel-related activities, consisting of scrap processing and bar joists and truck trailer beam fabrication.

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